UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2011 hhgregg, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33600

Delaware	20-8819207
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4151 East 96th Street

Indianapolis, Indiana 46240

(Address of principal executive offices, including zip code)

(317) 848-8710

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 29, 2011, hhgregg, Inc.’s (the “Company”) direct or indirect wholly-owned subsidiaries, Gregg Appliances, Inc. (“Gregg Appliances”) and HHG Distributing, LLC (“HHG Distributing” and, together with Gregg Appliances, the “Borrowers”) entered into an Amended and Restated Loan and Security Agreement with Wells Fargo Bank, National Association as administrative agent and collateral agent, Wells Fargo Capital Finance, LLC and J.P. Morgan Securities LLC as joint lead arrangers and joint bookrunners, J.P. Morgan Chase Bank, N.A. as syndication agent, KeyBank National Association, Regions Bank and Suntrust Bank as co-documentation agents and the lenders party thereto (the “Amended Facility”).

The Amended Facility amends and restates the Amended and Restated Loan and Security Agreement dated July 25, 2007 (the “Existing ABL Facility”), as amended by Amendment No. 1 and Joinder to Amended and Restated Loan and Security Agreement dated September 15, 2009. The Amended Facility increases the maximum credit available from $125 million to $300 million, subject to borrowing base availability.

Under the Amended Facility, borrowings from time to time shall not exceed a defined borrowing base. Interest (other than Eurodollar rate borrowings) on borrowings is payable monthly at a fluctuating rate based on the bank’s prime rate or LIBOR plus an applicable margin. Interest on Eurodollar rate borrowings is payable on the last day of each “interest period” applicable to such borrowing or on the three month anniversary of the beginning of such “interest period” for interest periods greater than three months. The unused line rate is determined based on the amount of the daily average of the outstanding borrowings for the immediately preceding calendar quarter period (the “Daily Average”). For a Daily Average greater than or equal to 50% of the defined borrowing base, the unused line rate is 0.375%. For a Daily Average less than 50% of the defined borrowing base, the unused line rate is 0.50%.

Pursuant to the Amended Facility, the borrowing base equals the sum of (i) the lesser of (a) 90% of the net orderly liquidation value of all eligible inventory of Gregg Appliances and (b) 75% of the net book value of such eligible inventory and (ii) 90% of all commercial and credit card receivables of Gregg Appliances, in each case subject to customary reserves and eligibility criteria. The Amended Facility required payment to the incremental lenders of a commitment fee estimated to average 3.75% of the incremental commitment.

Under the Amended Facility, Gregg Appliances is not required to comply with any financial maintenance covenant unless “excess availability” is less than the greater of (i) 10.0% of the lesser of (A) the defined borrowing base or (B) the defined maximum credit or (ii) $15.0 million until September 30, 2012 and $20.0 million thereafter, during the continuance of which event Gregg Appliances is subject to compliance with a fixed charge coverage ratio of 1.0 to 1.0.

The Amended Facility also modifies the trigger point for the initiation of cash dominion control. Prior to the Amended Facility, if Gregg Appliances had less than $18.75 million of “excess availability”, it would, in certain circumstances, become subject to cash dominion control. Pursuant to the Amended Facility, if Gregg Appliances has “excess availability” (i) less than 12.5% of the lesser of (A) the defined borrowing base or (B) the defined maximum credit for five consecutive business days, or (ii) at any time “excess availability” is less than 10.0% of the lesser of (A) the defined borrowing base or (B) the defined maximum credit, it may, in certain circumstances more specifically described in the Amended Facility, become subject to cash dominion control.

The Amended Facility places limitations on the ability of the Borrowers to, among other things, incur debt, create other liens on its assets, make investments, sell assets, pay dividends, undertake transactions with affiliates, enter into merger transactions, enter into unrelated businesses, open collateral locations outside of the United States, or enter into consignment assignments or floor plan financing arrangements. The Amended Facility also contains various customary representations and warranties, financial and collateral reporting requirements and other affirmative and negative covenants.

A copy of the Amended Facility is attached hereto as Exhibit 10.2 and is incorporated by reference herein. The foregoing description of the Amended Facility is qualified in its entirety by reference to the full text of the Amended Facility.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

10.2	Amended and Restated Loan and Security Agreement among Gregg Appliances, Inc., HHG Distributing, LLC, Wells Fargo Bank, National Association, as administrative agent and collateral agent, Wells Fargo Capital Finance, LLC and J.P. Morgan Securities LLC as joint lead arrangers and joint bookrunners, J.P. Morgan Chase Bank, N.A. as syndication agent, KeyBank National Association, Regions Bank and Suntrust Bank as co-documentation agents and the lenders party thereto.*

*	Confidential treatment requested for certain confidential portions of this exhibit. These confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

hhgregg, Inc.

Date: April 1, 2011	By:	/s/ Jeremy J. Aguilar
Jeremy J. Aguilar
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.2	*Amended and Restated Loan and Security Agreement among Gregg Appliances, Inc., HHG Distributing, LLC, Wells Fargo Bank, National Association, as administrative agent and collateral agent, Wells Fargo Capital Finance, LLC and J.P. Morgan Securities LLC as joint lead arrangers and joint bookrunners, J.P. Morgan Chase Bank, N.A. as syndication agent, KeyBank National Association, Regions Bank and Suntrust Bank as co-documentation agents and the lenders party thereto.

*	Confidential treatment requested for certain confidential portions of this exhibit. These confidential portions have been omitted from this exhibit and filed separately with the Securities and Exchange Commission.